UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2009
THERMO FISHER SCIENTIFIC INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8002	04-2209186

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

81 Wyman Street Waltham, Massachusetts	02451

(Address of Principal Executive Offices)	(Zip Code)
(781) 622-1000

(Registrant’s telephone number
Including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Settlement of Redemption of Senior Subordinated Notes
     On December 17, 2009, Thermo Fisher Scientific Inc. (the “Company”) settled its previously announced redemption of all of its outstanding 6 3/4% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”). In accordance with the terms of the indenture governing the Senior Subordinated Notes, the Company paid an aggregate of approximately $317.0 million to redeem the entire $300,000,000 principal amount of Senior Subordinated Notes outstanding, at a redemption price of 103.375% of the principal amount of the Senior Subordinated Notes redeemed, plus accrued and unpaid interest thereon to, but excluding, December 17, 2009.
Expiration and Final Results of Cash Tender Offer for Convertible Notes
     On December 18, 2009, the Company issued a press release (the “Press Release”) announcing the expiration and final results of the Company’s previously announced tender offer (the “Offer”) to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes due 2023 (the “Convertible Notes”).
     The Offer expired at 12:00 midnight, New York City time, at the end of Thursday, December 17, 2009.
     As of the expiration of the Offer, $282,334,000 aggregate principal amount of Convertible Notes, representing approximately 95.6% of the aggregate outstanding principal amount of Convertible Notes, were validly tendered and not validly withdrawn. The Company accepted for purchase all Convertible Notes that were validly tendered and not validly withdrawn.
     As previously announced by the Company, the final purchase price per $1,000 principal amount of Convertible Notes was $2,072.4743. The Company expects to settle the Offer on December 18, 2009 and to pay an aggregate of approximately $586.6 million, including accrued and unpaid interest to, but excluding, the settlement date, to purchase all Convertible Notes that were validly tendered and not validly withdrawn.
     A copy of the Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
          See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.
Date: December 18, 2009	By:	/s/ Seth H. Hoogasian
		Name:	Seth H. Hoogasian
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 18, 2009